Exhibit No. 3.1

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

BUCKHEAD COMMUNITY BANCORP, INC.

1.

The name of the corporation is BUCKHEAD COMMUNITY BANCORP, INC. (the “Company”).

2.

Pursuant to the provisions of O.C.G.A. § 14-2-602(d), Article Two of the Articles of Incorporation of the Company is hereby amended to add, following the existing text of Article Two, the designation of the rights, privileges, preferences, and limitations of the Series A Preferred Stock set forth in Attachment I to these Articles of Amendment.

3.

The designation of rights, privileges, preferences, and limitations pertaining to the Series A Preferred Stock set forth in Attachment I hereto were duly adopted by the Board of Directors of the Company by resolution on December 2, 2008, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, which authorize the issuance of up to 2,000,000 shares of special stock, and by O.C.G.A § 14-2-602.

4.

All other provisions of the Articles of Incorporation of the Company shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed by its duly authorized officer as of the 8th day of December, 2008.

BUCKHEAD COMMUNITY BANCORP, INC.

By:	/s/ Dawn Kinard
Name:	Dawn Kinard
Title:	Chief Financial Officer

Attachment I

BUCKHEAD COMMUNITY BANCORP, INC.

SERIES A PREFERRED STOCK

Relative Rights and Preferences and Other Terms

As Designated By the Board of Directors

1. Designation and Initial Number. The class of shares of special stock hereby authorized shall be designated the “Series A Preferred Stock.” The initial number of authorized shares of the Series A Preferred Stock shall be 900,000 shares, no par value.

2. Rank. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with each other class or series of special stock established after the Effective Date by the corporation, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the corporation (collectively referred to as “Parity Securities”), and (ii) senior to the corporation’s common stock, $0.01 par value per share (the “Common Stock”), and each other class or series of capital stock outstanding or established after the Effective Date by the corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the corporation (collectively referred to as “Junior Securities”). The corporation has the right to authorize and issue additional shares or classes or series of Junior Securities, Parity Securities or Senior Securities without the consent of the Holders.

3. Voting Rights. Except as provided by law, the Holders shall have limited voting rights, and shall be entitled to vote only upon any proposal for a Change of Control or as otherwise provided by law. On those matters in which the Holders are entitled to vote, the Holders shall have the right to one vote for each share of Series A Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance of the Bylaws of the corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the Holders shall vote together with the holders of Common Stock as a single class, and not as a separate class.

4. Dividend Rights. If any dividend is declared by the Board of Directors:

(a) From and after the Effective Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, non-cumulative cash dividends (the “Dividends”) at an annual rate of 10% of the Liquidation Preference, and no more. Any Dividends will be computed on the basis of a 360-day year of twelve 30-day months, and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a “Dividend Payment Date”), or if any such day is not a Business Day, on the first Business Day subsequent thereto. Each period from and including a Dividend Payment Date to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(b) Each Dividend will be payable to Holders of record as they appear in the records of the corporation at the close of business on the fifteenth day of the month preceding the month in which the relevant Dividend Payment Date occurs or, if such date is not a Business Day, the first Business Day following such date.

(c) Dividends on the Series A Preferred Stock are non-cumulative. If the Board of Directors does not declare a Dividend on the Series A Preferred Stock in respect of any Dividend Period, the Holders will have no right to receive any Dividend for such Dividend Period, and the corporation will have no obligation to pay a Dividend for such Dividend Period, whether or not Dividends are declared and paid for any future Dividend Period with respect to the Series A Preferred Stock or the Common Stock or any other class or series of the corporation’s capital stock.

(d) If full Dividends payable pursuant to Subparagraph 4(a) on all outstanding shares of the Series A Preferred Stock for any Dividend Period have not been declared and paid, the corporation shall not declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Junior Securities during the next succeeding Dividend Period, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan, (ii) any declaration of a dividend in connection with any shareholders’ rights plan, including with respect to any successor shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, including with respect to any successor shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto and (iii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities. If Dividends payable pursuant to Subparagraph 4(a) for any Dividend Period are not paid in full on the shares of the Series A Preferred Stock and there are issued and outstanding shares of Parity Securities with the same relevant payment date, then all dividends declared on shares of the Series A Preferred Stock and such Parity Securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full quarterly Dividends per share payable on the shares of the Series A Preferred Stock pursuant to Subparagraph 4(a) and all such Parity Securities otherwise payable on such relevant payment date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

5. Liquidation or Dissolution.

(a) If the corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at such time shall be entitled to receive, on a per share basis, the greater of (i) the Liquidation Preference, plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation, dissolution or winding up out of assets legally available for distribution to the corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities; or (ii) the net book value of a share of Series A Preferred Stock as determined under generally accepted accounting principles (such greater value as between Subsections 3(a)(i) and 3(a)(ii) herein referred to as the “Liquidation Value”).

(b) To the extent the payments required by Section 5(a) have been made in full to the Holders and to holders of any Parity Securities, the remaining assets and funds of the corporation shall be distributed among the holders of the Junior Securities, according to their respective rights and preferences and in each case according to their respective shares.

(c) If the assets of the corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock as required by Section 5(a) and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(d) Neither a Change of Control nor any purchase or redemption of stock of the corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of the provisions of this Section 5.

6. Convertibility. The Series A Preferred Stock will automatically convert into shares of the corporation’s Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock, immediately prior to the closing of a Change of Control; provided, however, that such conversion shall be conditioned upon the closing of any such Change of Control, and the holder entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall be deemed to have converted such shares of Series A Preferred Stock immediately prior to the closing of such Change of Control. If the shares of Series A Preferred Stock shall be converted into Common Stock pursuant to this Section 6, the shares that are converted shall be cancelled and shall not be issuable by this corporation thereafter.

7. Maturity. The Series A Preferred stock shall be perpetual.

8. Repurchase Provision.

(a) Subject to regulatory approval, the corporation shall have the right to repurchase all or any part of the Series A Preferred Stock at any time at a purchase price per share equal to the greater of: (i) the then-current book value per share of the Series A Preferred Stock, as determined under generally accepted accounting principles, (ii) the then-current Fair Market Value per share of the Series A Preferred Stock; or (iii) the Liquidation Preference. For purposes of this Section 8, “Fair Market Value” per share means the fair market value per share as determined reasonably and in good faith by the corporation’s Board of Directors, which means the price a third party would pay for the Series A Preferred Stock as of the applicable valuation date on a per share basis, subject to the appraisal provisions described in Subsection 8(b), if applicable.

(b) If any holder of Series A Preferred Stock (the “Dissenting Holder”) does not agree with the Fair Market Value per share of the Series A Preferred Stock as determined by the Board of Directors under this Section 8, the Dissenting Holder shall provide written notice of such disagreement to the corporation within 10 days of the date on which the notice of the repurchase was delivered to the Dissenting Holder. Within 30 days after the timely receipt of such notice from a Dissenting Holder, the corporation shall engage a qualified, independent appraiser (the “Appraiser”), experienced in appraising companies similar to the corporation and reasonably acceptable to the Dissenting Holder, to determine the Fair Market Value per share of the Series A Preferred Stock. The corporation and the Dissenting Holder must supply all information necessary to allow the Appraiser to perform the appraisal, and the Appraiser will be instructed to use its best efforts to complete the appraisal within 30 days. The Fair Market Value per share determined by the Appraiser will, absent fraud, be final and binding upon all parties to the particular transaction. Upon the completion of the appraisal, the Appraiser will provide the corporation and the other parties instituting the appraisal procedures a written determination of the Fair Market Value per share. All costs associated with such an appraisal will be borne equally by the Dissenting Holder and the corporation.

9. Antidilution Adjustments.

(a) If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares, or stock dividend, commensurate adjustment shall be made by the Board of Directors of the corporation in the number or relative terms of the shares of Series A Preferred Stock, as applicable.

(b) Notwithstanding the provisions Subsection 9(a), no fractional shares of Series A Preferred Stock will be issued as a result of any anti-dilution adjustment applied to the Series A Preferred Stock pursuant to Subsection 9(a). In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Subsection 9(a) hereof, the corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Liquidation Value of the Series A Preferred Stock immediately prior to the effective time of the relevant merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares, or stock dividend.

10. Registration Rights. None.

11. No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the Georgia Business Corporate Code, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the corporation.

12. General Provisions. In addition to the above provisions with respect to the Series A Preferred Stock, such Series A Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the corporation’s Articles of Incorporation with respect to special stock generally.

13. Definitions. As used herein with respect to the Series A Preferred Stock, the following terms have the following meanings:

(a) The term “Appraiser” has the meaning set forth in Subsection 8(b).

(b) The term “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in Atlanta, Georgia are generally required or authorized by law to be closed.

(c) The term “Change of Control” means the consummation of:

(i) any consolidation or merger of the corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the corporation or another Person; or

(iii) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition).

(d) The term “Common Stock” has the meaning set forth in Section 2.

(e) The term “Dividend Payment Date” has the meaning set forth in Subsection 4(a).

(f) The term “Dividend Period” has the meaning set forth in Subsection 4(a).

(g) The term “Dividends” has the meaning set forth in Subsection 4(a).

(h) The Term “Dissenting Holder” has the meaning set forth in Subsection 8(b).

(i) The term “Effective Date” means the date on which shares of the Series A Preferred Stock are first designated by the filing of Articles of Amendment with the Georgia Secretary of State pursuant to the provisions of O.C.G.A. § 14-2-602.

(j) The term “Fair Market Value” has the meaning set forth in Subsection 8(a).

(k) The term “Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the corporation as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(l) The term “Junior Securities” has the meaning set forth in Section 2.

(m) The term “Liquidation Preference” means, as to the Series A Preferred Stock, $25.00 per share.

(n) The term “Liquidation Value” has the meaning set forth in Subsection 5(a).

(o) The term “Parity Securities” has the meaning set forth in Section 2.

(p) The term “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

14. Notices. All notices required or permitted to be given by the corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series A Preferred Stock.